                                                                    Exhibit 2.11

                              SHAREHOLDER AGREEMENT

                              NUTEC INFORMATICA S/A

By virtue of this private instrument, the undersigned parties:

1. TELEFONICA INTERACTIVA BRASIL LTDA., a limited-liability joint-stock corporation with head office in the City of Sao Paulo, State of Sao Paulo, at Rua da Consolacao, 247, 6(degree) andar, sala 28-A, with its corporate charter duly filed and recorded with the Trade Board of the State of Sao Paulo, registered with the CNPJ/MF under No. 03.185.736/0001-70, herein represented by its Manager Representative Mr. Moshe D. Sendacz, hereinafter to be referred to simply as "TIB,"

2. MLSP COMERCIO E PARTICIPACOES LTDA., a limited liability joint-stock corporation with head office in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Cel. Camisao, 237/601, Bairro Higienopolis, with its corporate charter duly filed and recorded with the Trade Board of the state of Rio Grande do Sul under NIRC No. 43.203.726.761 at its meeting of March 24, 1998, registered with the CNPJ/MF under No. 02.429.422/0001-02, herein represented by its Directors Messrs. Marcelo Pavao Lacerda and Sergio Cristovao Pretto, hereinafter to be referred to simply as "MLSP;" and

3. SILVIA NORA BERNO DE JESUS, a Brazilian citizen, married, a systems analyst, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Felicissimo de Azevedo, 423, Apto. 401, holder of RG identification card No. 5002912995-SSP/RS, and registered with the CPF/MF under No. 164.176.400-78. hereinafter to be referred to simply as "Silvia;"

hereinafter to be referred to jointly as "Shareholders" or "Parties;" and in addition.

4. NUTEC INFORMATICA S/A, a joint-stock corporation with head office in the City of Porto Alegre, at Rua Silveiro, 1111, with its corporate charter duly filed and recorded with the Trade Board of the State of Rio Grande do Sul, registered with the CNPJ/MF under No. 91.089.328/0001-67, herein represented by its

      Directors, and hereinafter to be referred to simply as the "Corporation;"

5. SERGIO CRISTOVAO PRETTO, a Brazilian citizen, married, an electronics engineer, residing and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Coronel Camisao, 237, apto. 601, holder of RG identification card No. 8000873409-SSP/RS and registered with the CPF/MF under No. 250.408.980-53, hereinafter to be referred to simply as "Sergio;" and

6. MARCELO PAVAO LACERDA, a Brazilian citizen, divorced, a systems analyst, residing and domiciled in the City of Sao Paulo, State of Sao Paulo at Rua Adalivia de Toledo, 325, apto. 31, Morumbi, holder of RG identification card No. 4007554423-SSP/RS and registered with the CPF/MF under No.
      333.979 450-20, hereinafter to be referred to simply as "Marcelo," and jointly with the Corporation and Sergio, "Consenting Mediators."

WHEREAS by virtue of a Subscription Agreement on this date TIB shall become corporate shareholder, holder and legitimate owner of shares representing 96% (ninety-six percent) of the corporation's total capital stock, and MLSP shall become shareholder, holder and legitimate owner of shares representing 3% (three percent) of the Corporation's total capital stock;

WHEREAS by virtue of a Share Purchase and Sale Agreement on this date, Silvia shall become corporate shareholder, holder and legitimate owner of shares representing 1% (one percent) of the corporation's total capital stock;

WHEREAS it is the absolute will of the parties and a business principle that in any legal situations the minority shareholders shall at all times be guaranteed the equivalent of 4% of the Corporation's value;

WHEREAS the Parties henceforth wish to establish certain rules for joint existence between them and applicable conditions with respect to the transfer of their corporate interests in the Corporation;

they have between themselves duly agreed to enter into this Corporate Shareholder Agreement, henceforth to be referred to as "Agreement," which shall be governed by the terms and conditions stipulated below:

1.    CORPORATE INTERESTS SUBJECT TO THE AGREEMENT

      All shares issued by the Corporation representing its capital stock owned by the Parties, ("Shares," and individually "Share") shall be subject to this Agreement on the date that such Agreement enters into force, i.e., on August 5, 1999, or on such other date as may be agreed to by the Parties in writing (the "Validity Date"), as well as such as may be agreed to in the future.

2.    SHARES

      2.1 On the Validity Date, the Shares shall be held and owned by the Parties, in the following percentages of capital stock:

               ---------------------------------------------
                      Partner            Interest in the
                                          Corporation's
                                             Capital
                                        Stock -- Total %
               ---------------------------------------------
               TIB                            96.00
               ---------------------------------------------
               MLSP                            3.00
               ---------------------------------------------
               SILVIA                          1.00
               ---------------------------------------------
               Total:                         100.00
               ---------------------------------------------

      2.2 Each of the Parties warrants and represents that on the Validity Date it shall be a holder and legitimate owner of its Shares, free and clear of any and all encumbrances, liens, restrictions, rights of refusal or other burdens of any kind.

3.    RESTRICTIONS AS TO THE CIRCULATION OF SHARES

      3.1   General Conditions

            The Shares owned by the Parties representing the Corporation's capital stock, bound to this Agreement pursuant to the terms of Clause 1 above, the right to subscribe the aforementioned Shares, and the securities supporting such right or which are convertible into Shares (equivalent to the Shares themselves for purposes of this Agreement) may not be sold, assigned, transferred, pledged, given in usufruct or trust, conferred to the capital of another corporation or in any other way alienated or encumbered, except as provided for in this Agreement.

      3.2   Minority Shareholder Sale Option

            At any time after the Validity Date, Sylvia and MLSP (hereinafter to be referred to simply as the "Minority Shareholders") may exercise the option to sell their Shares to TIB, which in turn hereby promises to acquire the aforementioned shares ("Sale Option"). The Sale Option may be validly exercised by the Minority Shareholders singly or jointly.

            3.2.1 Acquisition Price

                  For purposes of this clause, the reference price shall be considered as being the total value paid by TIB for subscribing its Shares in the Corporation, pursuant to the terms provided for in the Subscription Agreement of this date signed with RBS Administracao e Cobrancas Ltda. et al, i.e., the value in the current legal tender currency of Brazil equivalent to US$ 200 million (two hundred million U.S. dollars), in exchange for 100% (one hundred percent) of the shares issued by the Corporation on this date (hereinafter to be referred to simply as "Base Value").

            (a) In the event that the Minority Shareholders exercise the Sale Option within the period between the Validity Date and July 30, 2001 (inclusive), pursuant to the condition set forth in Clause 3.2.2 below, TIB shall pay the equivalent of 30% (thirty percent) of the Base Value, for the entire number of Shares it shall acquire from the Minority Shareholders. In the event that the Minority Shareholders exercise the Sale Option at any time after July 30, 2001, pursuant to the condition set forth in Clause 3.2.2 below, TIB shall pay the equivalent of 100% (one hundred percent) of the Base Value, in addition to the change in the six-month LIBOR ("London Interbank Offered Rate") for the period, for all the Shares that it shall acquire from the Minority Shareholders.

            (b) In the event of an increase in the value of the shares after July 30, 2001 and in the event that the Minority Shareholders exercise the Sale Option, TIB shall be required to conform to the value resulting from the increase, assuming at all times that the Minority Shareholders jointly hold rights to 4% of the total value of the Corporation's capital stock, in the form described below.

            (c) For purposes of verifying the increased value of the Shares, the parties may, in the event that they are unable to come to a consensus with respect to the price, choose among three investment banks and among three independent auditing firms, one from each sector, which may undertake a definitive appraisal of the Shares and in particular of the rights representing 4% of the value of the Corporation's capital stock.

            3.2.2 Guarantee of Non-Dilution

            (a) In the event of any acquisition of the Minority Shareholders' Shares by TIB, the acquisition price to be paid by TIB shall assume, under all circumstances, 4% (four percent) of the value of the Corporation's total capital stock as being the actual corporate interest of the Corporation's Minority Shareholders, even if, on the occasion of such acquisition, such percentage does not hold by virtue of the dilution of the Minority Shareholders' corporate interests as a consequence of the Corporation's capital increases after that date, which were subscribed by TIB only, in view of the Minority Shareholders' waiver of their right of first refusal to subscribe. Of the total 4% (four percent) referring to the value of the capital stock, 1% (one percent) shall be paid to Silvia, and the remaining 3% (three percent) to MLSP.

      This commitment shall henceforth be binding on TIB, and shall remain binding in the event of any assignment or transfer of any portion of the Shares from TIB to a third party which does not assume it on the occasion of the aforementioned assignment and transfer, such that it be henceforth set forth that such commitment shall retain in full effect the right of the Minority Shareholders to securities representing 4% of the value of the Corporation's capital stock, in the form already described above, which right is unconditionally and irrevocably guaranteed by TIB to the Minority Shareholders, thereby reflecting the Parties' global understanding and the spirit of the transaction.

            (b) The Parties recognize that in the near future, in accordance with the strategic plans of the controlling shareholder's control group, (x) the Corporation may be subjected to the process of opening its capital to the public distribution of shares in a country to be defined, which process shall be known as "IPO (Initial Public Offering)", or (y) also, by contrast with the Corporation, any entity which indirectly controls it, and which operates within an economic group, may be subject to such process. In either of these events, the above terms and conditions in this Clause 3.2.2 shall apply, i.e., it shall be assumed that the Minority Shareholders hold total rights equivalent to 4% of the shares representing the entire capital stock of the Corporation, with the consequences resulting from this definition of the volume of shares placed into an "IPO" and that, in the event mentioned in item (y) of this paragraph, any positive increase in the value of the Corporation's shares which may have indirectly occurred through its control having passed through the process of an IPO shall be taken into consideration. The parties acknowledge that in the case of an offering of capital through the "IPO" process, the Minority Shareholders shall at all times be entitled to the real values attributed to and obtained through this transaction, at all times equivalent to 4% of the shares representing the Corporation's total capital stock.

      3.3   Right of First Refusal

            (a) No Party may sell or in any form transfer or guarantee to third parties or to any other Party to this Agreement any or all of its Shares without first offering them, in the capacity of "Offering Party," to all other Parties, who shall have right of first refusal to acquire them in proportion to the number of Shares which they hold on the date this offering was made, under identical conditions as those of the interested third party (shareholder or not), and the exercise of the right of first refusal mentioned herein must occur within a maximum of 30 (thirty) days after the date of issuance of the notification from the Offering Party. (b) With respect to the subscription of new Shares, in the event of a waiver by any of the Shareholders, such others as wish may completely exercise their right of first refusal on the portion covered by the waiver.

      3.4   Permitted Transfers

            The restrictions of this Clause shall not apply to transfers of Shares to corporations controlled by the Parties, for the case of Minority Shareholders, and to subsidiary corporations, parent companies or those under the same control, for the case of TIB, provided that such subsidiary corporations of the Parties become, in turn, integral parties to this Agreement.

4.    NON-COMPETE

      4.1 The Minority Shareholders, on their own behalf and on that of their subsidiary corporations, controlled companies or affiliates, direct or indirect, as well as their partners, directors, employees and representatives, promise irrevocably and unconditionally to not compete with the Corporation so long as they are shareholders of the Corporation and for a period of 12 months after their withdrawal from the Corporation, solely with respect to the activities currently engaged in by the Corporation.

      4.2 In the same way. Non-Controlling Shareholders, on their own behalf and on that of their subsidiary corporations, controlled companies or affiliates, direct or indirect, as well as their partners, directors, employees and representatives unconditionally and irrevocably promise, directly and indirectly, by means of any other individual or legal entity,

      (a) [not?] to request, attract, persuade or induce any Employee, pursuant to the definition thereof below in this letter (a), to: (i) cancel or fail to renew or expand his employment relationship with the Corporation or its Subsidiaries; or (ii) establish any contractual relationship with any Competing Business. For the purposes provided for herein, "Employee" shall mean and include parties employed by the Corporation and its Subsidiaries on this date or during the time of the execution of any actions prohibited by this item (a), in any position or function, even in management. The obligation assumed herein shall remain in force for a period of 18 months as of this date with respect to Employees, except with respect to the Employees mentioned in Annex 1, with respect to which the obligation shall remain in force for 18 months after this date.

      (b) insofar as they are shareholders of the Corporation and for a period of 18 months after their withdrawal from the Corporation, [not?] to request, attract, persuade or induce any Client or Supplier, in accordance with the definitions provided herein, to cancel, reduce or fail to renew or expand its agreements or other relationships with the Corporation or any of its Subsidiaries, to become a client thereof or to formalize any agreement or any other relationship of this type with a competing business. For the purposes set forth herein, "Client" shall mean and shall include all clients of the Corporation and/or its Subsidiaries during a period of 18 months immediately prior to the date this Agreement is entered into or those which may be clients of the Corporation and/or of its Subsidiaries, at any time; "Supplier" shall mean and shall include all entities from which the Corporation and/or its Subsidiaries acquire goods and other materials during the 18-month period immediately prior to the date this Agreement is entered into or from which the Corporation and/or its Subsidiaries purchased goods and other materials at any time.

      4.3 The Non-Controlling Shareholders promise also, on their own behalf and on that of their subsidiary corporations, parent companies, controlled companies or affiliates, to ensure that their partners, directors, employees and representatives act in the same form, to persuade any Employees seeking to be placed in a job or independent service to remain in the Corporation or in the subsidiaries for a minimum period of 6 months prior to the intended engagement.

      4.4 With respect to the joint development of future processes and preferential treatment in hiring, the Parties agree to the following: in the event that the Minority Shareholders are invited to participate as investors in projects for the development of content sites or other sites of a commercial nature, the Minority Shareholders hereby promise to offer the opportunity to the majority shareholder such that the latter, if it so wishes and at its sole discretion, may also have access to participation in the project, under conditions to be established at the time by the interested parties.

5.    DIVISION OF PROVISIONS

      In the event that any provision of this Agreement is or becomes invalid or unenforceable, the other provisions thereof shall remain in full force and effect, and in such case, the Parties shall enter into good faith negotiations, with a view to replacing the invalid or unenforceable provision by another which, insofar as is possible and in reasonable fashion, fulfills the same objective and has the desired effect.

6.    COMMUNICATIONS

      Any notice or communication deriving from this Agreement shall be in writing, and may be made solely by fax, sent to the address of the recipient as stated in the preamble of this Agreement or to another address which may be communicated thereby to the other Parties of this Agreement, which must receive an immediate written notice of its receipt.

7.    SPECIFIC EXECUTION

      A breach or failure by the Parties to comply with any of the terms and conditions stipulated herein shall entitle the other harmed Party to demand in court fulfillment of the specific obligation, pursuant to Article 118 of Law No. 6,404 of December 15, 1976.

8.    GENERAL PROVISIONS

      8.1 No change to this Agreement shall be valid unless made in writing and signed by all Parties.

      8.2 No grace period or tolerance granted by any of the Parties to the other, with respect to the terms of this instrument, shall affect this Agreement or any other the rights or responsibilities of the Parties deriving therefrom, in any form, except strictly pursuant to the terms of the tolerance that has been granted.

      8.3 This Agreement is signed irrevocably and unconditionally and shall enter into force on the Validity Date, to remain valid for a period of 12 (twelve) years. In the event that neither of the parties provides written communication to the other of its lack of interest in extending the Agreement, a minimum of 4 (four) months prior to its termination, it shall be extended for a period of 5 (five) years, and so on successively.

      8.4 This Agreement shall prevail over any other prior agreement in force between the Parties, whether verbally or in writing.

9.    AGREEMENT OF THE CONSENTING MEDIATORS

      The Consenting Mediators hereby sign this Agreement to demonstrate their complete accord with all its conditions, and promise insofar as they are able, to ensure that it is fulfilled in its entirety.

10.   RECORDING OF THE AGREEMENT

      This Agreement shall be filed at the Corporation's head office and must be accessible to all its shareholders, and in the Registered Shares Registration Book, on the margin of the Share Record corresponding to this Agreement, and in the respective Share Certificates, if issued, the following text shall be set forth:

      "The shares represented by this Certificate (or Record), including their transfer or encumbrance to any kind, shall be subject to the requirements of the Shareholders Agreement regime signed between TIB Interactiva S/A, MLSP Comercio e Participacoes Ltda. and Silvia Nora Berno de Jesus, under penalty of annulment of the transfer or encumbrance."

11.   SUCCESSORS

      This Agreement shall be binding on the Parties and the Consenting Mediators, on their own behalf and on that of their successors of any kind.

12.   COURT DISTRICT

      The Parties elect the court district of Porto Alegre as having jurisdiction to settle any dispute as may arise in this Agreement, waiving any other regardless of such privilege as may correspond thereto.

And being in due agreement, the Parties hereby sign this Agreement on 4 (four) identical copies for an identical purpose, duly signed in the presence of 2
(two) witnesses, who also signed this.

                            Sao Paulo, June 15, 1999

         [signature]                                     [signature]
TELEFONICA INTERACTIVA BRASIL LTDA.          MLSP COMERCIO E PARTICIPACOES LTDA.
       Moshe B. Sendacz                            Sergio Cristovao Pretto
    Manager-Representative                          Marcelo Pavao Lacerda
                                                         Directors

        [signature]
  SILVIA NORA BERNO DE JESUS
                                                   Consenting Mediators:
                                                  [signature] [signature]
                                                  NUTEC INFORMATICA S/A.
                                                Silvia Nora Berno de Jesus
                                                  Afonso Antunes de Mona
                                                        Directors

        Witnesses:

1. [signature and illeg. name stamp]                    [signature]
                                                   SERGIO CRISTOVAO PRETTO

      2. [signature]                                    [signature]
   Danilo [illeg.] Dias [illeg.]                   MARCELO PAVAO LACERDA
   RG: 27.066.059-S SSP/SP

The following annex to this agreement has not been included:

         -        Annex 1 - List of employees

Copies of the annex not included herein will be provided upon request.

                       ADDENDUM TO SHAREHOLDERS' AGREEMENT

                              NUTEC INFORMATICA S/A

By this private instrument, the undersigned:

1. TELEFONICA INTERACTIVA BRASIL LTDA., a company with limited-liability quotas of capital stock [sociedade por quotas de responsabilidade limitada], with head office in the City of Sao Paulo, State of Sao Paulo, at Rua da Consolacao, 247, 6th floor, suite 28-A, having its articles of association duly filed and registered at the Commercial Registry for the State of Sao Paulo, enrolled in the CNPJ/MF [National File of Corporate Entities / Ministry of Finance] under No. 03.185.736/0001-70, herein represented by its Delegate Manager, Mr. Moshe B. Sendacz, [name repeated in the original], Brazilian citizen, married, lawyer, holder of Identity Card RG [General Registry] No. 3.333.998 (SSP/SP) [Sao Paulo State Department of Public Safety], enrolled in the CPF/MF [Individual Taxpayers File / Ministry of Finance] under No. 365.994.768-72, resident and domiciled in the Capital City of the State of Sao Paulo, with his office at Rua da Consolacao, 247, 4th floor, hereinafter simply "TIB;"

2. MLSP COMERCIO E PARTICIPACOES LTDA., a business company with limited-liability quotas of capital stock [sociedade comercial por quotas de responsabilidade limitada], with head office in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Cel. Camisao, 237/601, Bairro Higienopolis [district], having its articles of association duly filed and registered at the Commercial Registry for the State of Rio Grande do Sul under NIRE [State Registration] No. 43.203.726.761, in session on March 24, 1998, enrolled in the CNPJ/MF under No. 02.429.422/0001-02, herein represented by its managing partners Messrs. Marcelo Pavao Lacerda, Brazilian citizen, divorced, electronics engineer, holder of Identity Card RG No. 4007554423 SSP-RS [Rio Grande do Sul State Department of Public Safety] and enrolled in the CPF/MF under No. 333.979.450-20, resident and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Dr. Vale, 605, apt. 202-B, and Sergio Cristovao Pretto, Brazilian citizen, married, electronics engineer, holder of Identity Card RG No. 8000873409 SSP-RS and enrolled in the CPF/MF under No. 250.408.980-53, resident and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Coronel Camisao, 237, apt. 601, herein represented by his attorney in fact, Mr. Jose Olinto de Toledo Ridolfo, Brazilian citizen, married, lawyer, enrolled in the OAB/SP [Sao Paulo Chapter of the Brazilian Bar Association] under No. 129.136, with his office at Av. Sao Gabriel, 333 - suite 132, 13th floor, hereinafter referred to as "MLSP;" and

3. SILVIA NORA BERNO DE JESUS, Brazilian citizen, married, systems analyst, resident and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Felicissimo de Azevedo, 423, apt. 401, holder of identity card RG No. 5002912995-SSP/RS and enrolled in the CPF/MF under No. 164.176.400-78, hereinafter simply "Silvia,"

hereinafter referred to jointly as "Shareholders" or "Parties;" and further,

4. NUTEC INFORMATICA S/A, a corporation [sociedade por acoes] with head office in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Silveiro, 1111, having its articles of incorporation duly filed and registered at the Commercial Registry for the State of Rio Grande do Sul, enrolled in the CNPJ/MF under No. 91.088.328/0001-67, herein represented by its [executive] Directors, hereinafter referred to simply as "Corporation;"

5. SERGIO CRISTOVAO PRETTO, Brazilian citizen, married, electronics engineer, resident and domiciled in the City of Porto Alegre, State of Rio Grande do Sul, at Rua Coronel Camisao, 237, apt. 601, holder of identity card RG No. 8000873409-SSP/RS and enrolled in the CPF/MF under No. 250.408.980-53, hereinafter simply "Sergio;" and

6. MARCELO PAVAO LACERDA, Brazilian citizen, divorced, systems analyst, resident and domiciled in the City of Sao Paulo, State of Sao Paulo, at Rua Adalivia de Toledo, 325, apt. 31, Morumbi [district], holder of identity card RG No. 4007554423-SSP/RS and enrolled in the CPF/MF under No. 333.979.450-20, hereinafter simply "Marcelo" and, jointly with the Corporation and Sergio, "Intervening and Consenting Parties,"

WHEREAS, pursuant to a Stock Subscription Agreement dated June 15, 1999, to the Corporation's Special Meeting of Shareholders held on August 5, 1999, and to the sale and purchase of shares made between TIB and MLSP, TIB became a shareholder in the Corporation, as holder and lawful owner of shares representing ninety-six percent (96%) of the total capital stock of the Corporation, and MLSP became a shareholder and lawful owner of shares representing three percent (3%) of the total capital stock of the Corporation;

WHEREAS, pursuant to a Commitment to Stock Sale and Purchase dated as of the date hereof, Silvia became a shareholder in the Corporation, as holder and lawful owner of shares representing one percent (1%) of the total capital stock of the Corporation;

WHEREAS, it is the absolute will of the parties and a business principle that in any legal situation the minority shareholders shall at all times be assured the equivalent to 4% of the Corporation's worth;

WHEREAS, furthermore, any entity directly or indirectly controlling the Corporation may implement, by November 1999, a process of public offering of capital pursuant to an "Initial Public Offering" ("IPO"); and

WHEREAS, it is the parties' desire to restate the rights and obligations relating to such public offering of capital pursuant to the IPO process, establishing mechanisms such as shall enable MLSP and Silvia to hold an interest in the company that shall implement such IPO process;

they have mutually agreed to enter into this Addendum to the Corporation's Shareholders' Agreement dated June 15, 1999 ("Shareholders' Agreement"), hereinafter referred to as "Addendum to the Agreement," pursuant to the conditions set forth hereunder:

1. Section 3.2.2 (b) of the Shareholders' Agreement shall cease to be in effect and the Parties agree to introduce into said Shareholders' Agreement Section 3.2.3, in the manner indicated below:

      3.2.3. IPO-related Obligations:

      (a) The Parties acknowledge that, by November 30, 1999, according to the strategic plans of the controlling group of the controlling shareholder, any entity indirectly controlling it and relevant within the same business group may implement a process of public offering of capital and public distribution of its shares in a country yet to be defined, a process known as IPO (the corporation in question hereinafter referred to as "IPO Corporation").

      (b) Upon such public offering of capital and public distribution of the IPO Corporation's shares, TIB's controlling shareholder undertakes to remit to Brazil such funds as shall be capitalized in a company with specific purpose ("SPE"), which shall be obligated to acquire for the equivalent to ten million U.S. dollars (US$ 10,000,000), based on the institutional price thereof converted from the

      Euro into U.S. dollars at the average rate of the day prior to that of the IPO, either old shares or new shares originating from the IPO process such as issued by the IPO Corporation. MLSP and Silvia, in turn, agree to purchase immediately all said shares which the SPE shall hold in the IPO Corporation by virtue of the aforesaid acquisition, paying for them with the total amount of their shares held in the Corporation.

      (c) If the IPO process is not implemented by the IPO Corporation by November 30, 1999, the terms previously agreed upon pursuant to Section
      3.2.2 (b) of the Shareholders' Agreement shall remain valid among the Parties, and this Addendum to the Agreement shall be disregarded.

      (d) MLSP and Silvia acknowledge that once the stock exchange process under
      Section 3.2.3 (b) above is implemented, the rights and obligations under Sections 3.1, 3.3, 3.4, and 4 (including the clauses thereunder) of the Shareholders' Agreement shall remain fully in effect.

      (e) In any circumstances, MLSP managing partners, Sergio and Marcello, and Silvia agree, if so required by the IPO Corporation, to remain as administrative officers of the Corporation for a term of at least 24 months from the execution of the Shareholders' Agreement hereunder on June 15, 1999.

      (f) After six (6) months from the placement date of the IPO Corporation's shares and for up to twenty-four (24) months from the execution date of the Shareholders' Agreement hereunder, MLSP and Silvia have the right to sell to TIB, which in turn is obligated to purchase, for the average price quoted on the stock exchange over the six (6) months prior to date on which the sale option is exercised by MLSP and Silvia.

      (g) Once such twenty four (24)-month term shall have elapsed from the execution of the Shareholders' Agreement, MLSP and Silvia may not sell or otherwise transfer or pledge to third parties, whether wholly or in part, their shares held in the IPO Corporation without first offering them, as "Offering Party," to TIB, which shall have a first-refusal right to the acquisition of such shares at the average price of the IPO Corporation's shares as quoted on the day prior to the exercise of the sale option by MLSP and/or Silvia, such first-refusal right as referred to hereunder to be exercised no later than within twenty four (24) hours from the time of delivery of a written communication notice to the Offering Party.


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

2. All other Sections and conditions of the Shareholders' Agreement which have not been provided for hereunder shall remain valid and fully in effect.

      In Witness Whereof, the Parties have entered into this Addendum to the Agreement in four (4) counterparts of identical contents and for a sole effect, duly executed in the presence of the two (2) undersigned witnesses.

                            Sao Paulo, August 5, 1999

[Signed]                                MLSP COMERCIO E
TELEFONICA INTERACTIVA                  PARTICIPACOES LTDA.
BRASIL LTDA.                            Sergio Cristovao Pretto
Moshe B. Sendacz                        (by proxy, Jose Olinto de Toledo
Delegate Manager                        Ridolfo)
                                        Marcelo Pavao Lacerda
                                        Managing Partners

[Signed]
SILVIA NORA BERNO DE JESUS

                                     Intervening and Consenting Parties:

                                     [Signed twice]
                                     NUTEC INFORMATICA S/A
                                     Silvia Nora Berno de Jesus
                                     Marcelo Pavao Lacerda
                                     Directors

Witnesses:

1.    [Signed]
      [Stamped]                         [Signed]
      Andrea Jimenez                    For SERGIO CRISTOVAO PRETTO
      RG 23.662.884-7 SSP/SP            (Jose Olinto de Toledo Ridolfo)

2.    [Signed]                          [Signed]
      [Stamped]                         MARCELO PAVAO LACERDA
      GUSTAVO LAGE NOMAN
      RG 25.865.889-7 SSP/SP


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